Exhibit 99

TI Reports 4Q04 and 2004 Financial Results

•	4Q TI Revenue Down 3% Sequentially and Up 14% from Year Ago

•	2004 TI Revenue Up 28% from 2003 on 31% Growth in Semiconductor

•	TI Inventory Down $100 Million in 4Q

•	4Q EPS of $0.28

•	TI Board Authorizes Additional $2 Billion Stock Repurchase

Conference Call on TI Web Site at 4:30 p.m. Central Time Today

www.ti.com

DALLAS (Jan. 25, 2005) – Texas Instruments Incorporated (TI) (NYSE: TXN) today reported that revenue for the fourth quarter of 2004 was $3153 million. Revenue decreased 3 percent sequentially due to the seasonal decline in graphing calculators sold into the educational market, and increased 14 percent from the year-ago period due to growth in Semiconductor, the company’s largest segment. For the year, TI revenue was $12,580 million, up 28 percent due to 31 percent growth in Semiconductor.

Revenue in the company’s Semiconductor segment was about even sequentially as strong growth in products for the wireless market and higher royalty revenue were offset by declines in other areas, primarily standard products reflecting continued inventory adjustments by distributors. Semiconductor revenue increased 14 percent from the year-ago quarter primarily due to strong growth in products sold into the wireless market and increased sales of the company’s proprietary Digital Light Processing™ (DLP™) products, which are used in projectors and high-definition televisions.

Earnings per share (EPS) were $0.28 in the fourth quarter and included benefits associated with a tax rate change and sequentially higher non-operating income. For the year, EPS was $1.05.

Separately, the company announced that its Board of Directors has authorized a $2 billion stock repurchase, which is in addition to previously announced stock repurchase authorizations.

“TI delivered excellent growth and improved profitability in 2004 despite a second half that was dampened by inventory adjustments,” said Rich Templeton, president and chief executive officer. “Most notable was our performance in wireless, DLP and high-performance analog products.

“Revenue from the company’s wireless products grew more than $1 billion to a record $3.8 billion for the year. Almost $500 million of our wireless revenue growth came from the emerging market for 3G cell phones, and we expect another strong year in 2005.

“DLP and high-performance analog products solidified their roles as exceptionally strong top- and bottom-line performers with revenue growth of 79 percent and 40 percent, respectively. They also delivered profitability that was above the company average.”

Regarding the state of the market and TI’s expectations, Templeton said: “We believe distributors made good progress in reducing their inventories in the second half of 2004. Likewise, TI moved aggressively in the fourth quarter to decrease factory loadings, which reduced our inventory by $100 million. Although this put pressure on fourth-quarter margins, we are entering 2005 with desired levels of inventory inside TI, and as a result, we anticipate factory loadings will be higher in the current quarter than they were in the fourth although normal seasonality and lower backlog lead us to expect a decline in first-quarter revenue, we are encouraged by the momentum our products have with customers and the overall health of our markets, and we intend to be well-positioned for a resumption in growth.”

About 2005, Templeton said: “We intend to make this TI’s fourth consecutive year of market share gains built on our core digital signal processing and analog product lines. The strength of our products is evident in the 5 million units of 90-nanometer devices that we have now shipped and in our single-chip wireless cell phone that began sampling in December.”

Gross Profit

In the fourth quarter, gross profit of $1334 million, or 42.3 percent of revenue, decreased 10 percent sequentially due to seasonal declines in Educational & Productivity Solutions (E&PS) and underutilization of the company’s Semiconductor manufacturing assets as the company reduced inventory. Compared with the year-ago quarter, gross profit increased 12 percent due to higher revenue.

For the year, gross profit of $5626 million, or 44.7 percent of revenue, increased 42 percent primarily due to higher revenue.

Expenses

Research and development (R&D) expense in the fourth quarter of $487 million was about even sequentially as expense reductions largely offset higher profit-sharing accruals. Compared with the year-ago quarter, R&D expense increased 9 percent primarily due to increased product development in Semiconductor, especially for wireless, as well as higher profit-sharing accruals. For the year, R&D expense of $1978 million, or 15.7 percent of revenue, increased 13 percent primarily due to increased product development in Semiconductor, especially for wireless.

Selling, general and administrative (SG&A) expense in the fourth quarter of $363 million increased 4 percent sequentially and 18 percent compared with the year-ago quarter due to higher profit-sharing accruals and increased levels of marketing, especially for Semiconductor products. For the year, SG&A expense of $1441 million, or 11.5 percent of revenue, increased 15 percent for the same reasons.

Operating Profit

In the fourth quarter, operating profit of $484 million, or 15.4 percent of revenue, decreased 26 percent sequentially primarily due to lower gross profit. Compared with the year-ago quarter, operating profit increased 10 percent due to higher gross profit. For the year, operating profit of $2207 million, or 17.5 percent of revenue, increased 129 percent due to higher gross profit.

In 2004, $243 million was accrued for TI’s employee profit-sharing plan, including $90 million in cost of revenue, $81 million in SG&A and $72 million in R&D. No profit sharing was accrued in 2003.

Other Income (Expense) Net and Interest Expense (OI&E)

In the fourth quarter, OI&E of $86 million increased $24 million sequentially primarily due to the resolution of an open sales-tax item associated with the company’s previously divested defense electronics business and, to a lesser extent, higher interest income generated from higher cash balances and higher interest rates. Compared with the year-ago period, OI&E decreased by $45 million due to lower investment gains that were offset in part by the partial settlement of matters related to grants from the Italian government regarding TI’s former memory business operations, higher interest income and the resolution of an open sales-tax item for the divested defense electronics business. In the fourth quarter of 2003, the company sold its remaining shares of Micron Technologies, Inc. (Micron) common stock for a pre-tax investment gain of $97 million.

For the year, OI&E of $235 million decreased by $89 million for the same reason cited in the year-ago quarterly comparison. In 2003, OI&E included pre-tax investment gains of $203 million from the sale of Micron stock.

In the fourth quarter, interest expense of $2 million decreased $2 million sequentially and $6 million from the year-ago quarter. For the year, interest expense of $21 million decreased $18 million due to the company’s lower debt level, which primarily resulted from TI’s redemption of $400 million of notes that matured in the third quarter of 2004.

Net Income

In the fourth quarter, net income was $490 million, or $0.28 per share. For the year, net income was $1861 million, or $1.05 per share.

The effective tax rate for the fourth quarter was 14 percent, lower than the previously anticipated tax rate of 21 percent due to a cumulative reduction in tax expense that primarily resulted from the resolution of several foreign tax items.

The effective annual tax rate for 2004 was 23 percent, lower than the previously anticipated annual tax rate of 25 percent. As expected, the revised rate reflects the reinstatement of the federal research tax credit that was signed into law on October 4, 2004.

Orders

In the fourth quarter, TI orders of $2944 million decreased 2 percent sequentially primarily due to seasonally lower demand for E&PS graphing calculators. Compared with the year-ago quarter, TI orders decreased 4 percent due to lower demand for Semiconductor products. Semiconductor orders of $2592 million were about even sequentially. Semiconductor orders declined 6 percent from the year-ago quarter primarily due to weak demand for standard products.

For the year, TI orders of $12,447 million increased 20 percent due to Semiconductor. Semiconductor orders of $10,788 million increased 22 percent, reflecting broad-based demand.

Cash

At the end of the fourth quarter, total cash (cash and cash equivalents plus short-term investments and long-term cash investments) was $6358 million, an increase of $741 million from the end of the third quarter and $694 million from the end of 2003. During 2004, the company used $907 million in cash to repurchase $753 million of TI common stock and to pay $154 million in dividends. In 2003, the company repurchased $284 million of TI common stock and paid $147 million in dividends.

Cash flow from operations in the fourth quarter of $1297 million increased 38 percent sequentially and 22 percent from the year-ago period. For the year, cash flow from operations increased to $3138 million, up 46 percent.

Capital Spending and Depreciation

Capital expenditures in the fourth quarter of $211 million declined by $119 million sequentially and $61 million from the year-ago quarter. For the year, capital expenditures of $1298 million increased by $498 million. TI’s capital expenditures in 2004 were primarily for equipment used in assembly and test operations, and for 90-nanometer (nm) wafer fabrication.

Depreciation in the fourth quarter of $390 million increased by $12 million sequentially and $20 million from the year-ago period. For the year, depreciation was $1479 million, an increase of $50 million.

Accounts Receivable and Inventory

Accounts receivable at the end of the fourth quarter of $1696 million declined $269 million from the end of the prior quarter primarily due to lower shipments in Semiconductor in the last month of the fourth quarter compared with the last month of the third quarter, as well as seasonally lower E&PS shipments. Accounts receivable increased $245 million from the end of 2003 due to higher revenue. Days sales outstanding were 48 at the end of the fourth quarter, compared with 54 at the end of the prior quarter and 47 at the end of 2003.

Inventory of $1256 million at the end of the fourth quarter decreased $100 million sequentially due to lower factory loadings. For the year, inventory increased by $272 million compared with the end of 2003 as the company built inventory to support higher shipment levels and to increase the company’s performance in customer service metrics. Days of inventory at the end of the fourth quarter were 62, down from 69 days at the end of the prior quarter and up from 56 days at the end of 2003.

Debt

At the end of the fourth quarter, TI’s debt-to-total capital ratio was 0.03, unchanged from the end of the prior quarter and down from 0.07 at the end of 2003 due to retirement of debt.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on March 7, 2005, by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the first quarter of 2005, TI expects revenue to be in the following ranges:

•	Total TI, $2900 million to $3140 million;

•	Semiconductor, $2550 million to $2750 million;

•	Sensors & Controls, $280 million to $300 million; and

•	E&PS, $70 million to $90 million.

TI expects earnings per share to be in the range of $0.22 to $0.26.

For 2005, TI expects: R&D to be about $2.1 billion, capital expenditures to be about $1.3 billion and depreciation to be about $1.4 billion. The effective tax rate for the year is expected to be about 24 percent. This outlook does not include any impact related to the expensing of stock options under the Financial Accounting Standards Board’s Statement 123(R), which is effective for quarters beginning after June 15, 2005. In addition, this outlook does not reflect the impact of any potential repatriation of cash under the American Jobs Creation Act.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statement of Operations

(In millions, except per-share amounts)

	For Three Months Ended			For Years Ended
	Dec. 31 2004	Sept. 30 2004	Dec. 31 2003	Dec. 31 2004	Dec. 31 2003
Net revenue	$3153	$3250	$2770	$12580	$9834
Operating costs and expenses:
Cost of revenue	1819	1761	1576	6954	5872
Gross profit	1334	1489	1194	5626	3962
Gross profit % of revenue	42.3%	45.8%	43.1%	44.7%	40.3%
Research and development (R&D)	487	483	448	1978	1748
R&D % of revenue	15.5%	14.9%	16.2%	15.7%	17.8%
Selling, general and administrative (SG&A)	363	349	308	1441	1249
SG&A % of revenue	11.5%	10.7%	11.1%	11.5%	12.7%

Total	2669	2593	2332	10373	8869

Profit from operations	484	657	438	2207	965
Operating income % of revenue	15.4%	20.2%	15.8%	17.5%	9.8%
Other income (expense) net	86	62	131	235	324
Interest on loans	2	4	8	21	39

Income before income taxes	568	715	561	2421	1250
Provision (benefit) for income taxes	78	152	49	560	52

Net income	$490	$563	$512	$1861	$1198

Basic earnings per common share	$.28	$.33	$.30	$1.08	$.69

Diluted earnings per common share	$.28	$.32	$.29	$1.05	$.68

Average shares outstanding, basic	1725	1730	1733	1730	1731

Average shares outstanding, diluted	1759	1759	1780	1768	1766

Cash dividends declared per share of common stock	$.025	$.021	$.021	$.089	$.085
Included in the results above were the following items:
	For Three Months Ended			For Years Ended
	Dec. 31 2004	Sept. 30 2004	Dec. 31 2003	Dec. 31 2004	Dec. 31 2003
Restructuring costs
Semiconductor	—	1	7	4	78
Sensors & Controls	3	4	6	13	40
Total	3	5	13	17	118

Purchased in-process R&D	—	—	—	—	23
Acquisition-related amortization	16	16	20	70	99
Investment gains	—	—	(97)	—	(203)
Loss on redemption of debt	—	—	—	—	10

Reflected in
Cost of revenue	12	14	20	52	144
R&D	4	4	6	18	55
SG&A	3	3	7	17	41
OI&E	—	—	(97)	—	(193)

The restructuring charges were for actions initiated in the second quarter of 2003 and were primarily for severance and benefit costs. The charge for purchased in-process R&D costs was a result of the Radia Communications, Inc. acquisition. Investment gains were the result of the sale of shares of Micron Technology, Inc. (Micron) common stock. The loss on redemption for the first quarter of 2003 resulted from the redemption of $250 million in convertible notes.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheet

(In millions of dollars)

	Dec. 31 2004	Sept. 30 2004	Dec. 31 2003
Assets
Current assets:
Cash and cash equivalents	$2668	$1674	$1818
Short-term investments	2306	2312	2511
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $41 million at December 31, 2004, $45 million at September 30, 2004, and $47 million at December 31, 2003	1696	1965	1451
Inventories:
Raw materials	117	122	106
Work in process	756	885	624
Finished goods	383	349	254

Inventories	1256	1356	984

Deferred income taxes	554	451	449
Prepaid expenses and other current assets	326	541	496

Total current assets	8806	8299	7709

Property, plant and equipment at cost	9573	9830	9549
Less accumulated depreciation	(5655)	(5711)	(5417)

Property, plant and equipment (net)	3918	4119	4132

Long-term cash investments	1384	1631	1335
Equity and debt investments	264	248	265
Goodwill	701	693	693
Acquisition-related intangibles	111	125	169
Deferred income taxes	449	476	626
Other assets	666	546	581

Total assets	$16299	$16137	$15510

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion long-term debt	$11	$10	$437
Accounts payable and accrued expenses	1444	1550	1496
Income taxes payable	203	124	250
Profit sharing contributions and accrued retirement	267	208	17

Total current liabilities	1925	1892	2200

Long-term debt	368	373	395
Accrued retirement costs	589	591	628
Deferred income taxes	40	63	59
Deferred credits and other liabilities	314	322	364
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	—	—	—
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued: December 31, 2004 – 1,738,156,615; September 30, 2004 – 1,738,141,785; December 31, 2003 – 1,737,739,654	1738	1738	1738
Paid-in capital	750	789	901
Retained earnings	11242	10795	9535
Less treasury common stock at cost:
Shares: December 31, 2004 – 20,041,497; September 30, 2004 - 10,216,953; December 31, 2003 – 5,401,665	(480)	(248)	(135)
Accumulated other comprehensive income (loss)	(183)	(170)	(159)
Deferred compensation	(4)	(8)	(16)

Total stockholders’ equity	13063	12896	11864

Total liabilities and stockholders’ equity	$16299	$16137	$15510

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Statement of Cash Flows

(In millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31 2004	Sept. 30 2004	Dec. 31 2003	Dec. 31 2004	Dec. 31 2003
Cash flows from operating activities:
Net income	$490	$563	$512	$1861	$1198
Depreciation	390	378	370	1479	1429
Amortization of acquisition-related costs	16	16	20	70	99
Purchased in-process research and development	—	—	—	—	23
Write-downs of equity investments	2	5	8	13	42
Gains on sale of equity and debt investments	—	(1)	(99)	(12)	(213)
Deferred income taxes	(41)	41	174	68	75
(Increase) decrease in working capital (excluding cash and cash equivalents, short-term investments, deferred income taxes, and loans payable and current portion long-term debt):
Accounts receivable	280	(37)	85	(238)	(197)
Inventories	100	(71)	11	(272)	(194)
Prepaid expenses and other current assets	225	(50)	(93)	134	(183)
Accounts payable and accrued expenses	(116)	(53)	48	(71)	264
Income taxes payable	63	88	112	59	118
Accrued retirement and profit sharing contributions	44	26	15	235	11
Increase (decrease) in noncurrent accrued retirement costs	(168)	(11)	6	(248)	(132)
Other	12	48	(102)	60	(189)

Net cash provided by operating activities	1297	942	1067	3138	2151

Cash flows from investing activities:
Additions to property, plant and equipment	(211)	(330)	(272)	(1298)	(800)
Purchases of short-term investments	(485)	(411)	(640)	(2081)	(2203)
Sales and maturities of short-term investments	828	877	741	3642	3288
Purchases of long-term cash investments	(167)	(500)	(445)	(1593)	(2199)
Sales of long-term cash investments	66	6	90	167	444
Purchases of equity investments	(6)	(2)	(3)	(22)	(22)
Sales of equity and debt investments	1	1	414	32	778
Acquisition of business, net of cash acquired	—	—	—	—	(128)

Net cash provided by (used in) investing activities	26	(359)	(115)	(1153)	(842)

Cash flows from financing activities:
Payments on loans payable	—	(5)	—	(6)	(8)
Payments on long-term debt	—	(400)	(3)	(429)	(418)
Dividends paid on common stock	(44)	(36)	(36)	(154)	(147)
Sales and other common stock transactions	75	5	77	192	157
Common stock repurchase program	(370)	(98)	(115)	(753)	(284)
Decrease in current assets for restricted cash	—	—	—	—	261

Net cash used in financing activities	(339)	(534)	(77)	(1150)	(439)
Effect of exchange rate changes on cash	10	2	—	15	(1)

Net increase in cash and cash equivalents	994	51	875	850	869
Cash and cash equivalents at beginning of period	1674	1623	943	1818	949

Cash and cash equivalents at end of period	$2668	$1674	$1818	$2668	$1818

Certain purchases of short-term investments and purchases of long-term cash investments amounts in the prior period statement of cash flows have been reclassified to conform to the December 31, 2004, presentation.

Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31 2004	Sept. 30 2004	Dec. 31 2003	Dec. 31 2004	Dec. 31 2003
Semiconductor
Trade	$2797	$2785	$2444	$10938	$8345
Intersegment	1	1	3	3	15

	2798	2786	2447	10941	8360

Sensors & Controls
Trade	276	275	251	1124	1004
Intersegment	1	1	1	3	5

	277	276	252	1127	1009

Educational & Productivity Solutions
Trade	80	190	76	518	485

Corporate activities	(2)	(2)	(5)	(6)	(20)

Total net revenue	$3153	$3250	$2770	$12580	$9834

Business Segment Profit (In millions of dollars)
	For Three Months Ended			For Years Ended
	Dec. 31 2004	Sept. 30 2004	Dec. 31 2003	Dec. 31 2004	Dec. 31 2003
Semiconductor	$478	$582	$433	$2050	$969
Sensors & Controls	62	66	64	281	251
Educational & Productivity Solutions	16	83	11	176	157
Corporate activities	(53)	(52)	(38)	(213)	(172)
Charges/gains and acquisition-related amortization	(19)	(21)	65	(87)	(47)
Interest on loans/other income (expense) net, excluding a fourth-quarter 2003 gain of $97, a third-quarter 2003 gain of $106, a first-quarter 2003 charge of $10, included above in Charges/gains and acquisition-related amortization	84	57	26	214	92

Income before income taxes	$568	$715	$561	$2421	$1250

Semiconductor

•	Semiconductor revenue in the fourth quarter of $2798 million was about even sequentially as strong growth in products for the wireless market was offset by declines in other areas, primarily standard products reflecting continued inventory adjustments by distributors. Compared with the year-ago quarter, revenue increased 14 percent primarily due to strong growth in the company’s wireless and DLP product revenue. Semiconductor revenue in the fourth quarter included a $35 million catch-up for royalties that had been underpaid in years prior to 2004. For the year, Semiconductor revenue of $10,941 million increased 31 percent and was led by 40 percent growth in wireless revenue, 40 percent growth in high-performance analog revenue and 79 percent growth in DLP product revenue.

•	Gross profit in the fourth quarter was $1206 million, or 43.1 percent of revenue, a decrease of $81 million from the prior quarter due to underutilization of the company’s Semiconductor manufacturing assets, particularly for production of analog products, as the company reduced inventory. Compared with the year-ago quarter, gross profit increased $123 million due to higher revenue. For the year, gross profit of $4967 million, or 45.4 percent of revenue, increased $1495 million primarily due to higher revenue.

•	Operating profit in the fourth quarter was $478 million, or 17.1 percent of revenue, down $104 million sequentially primarily due to lower gross profit. Compared with the year-ago quarter, operating profit increased $45 million due to higher gross profit. For the year, operating profit was $2050 million, or 18.7 percent of revenue, up $1081 million due to higher gross profit.

•	Analog revenue in the fourth quarter decreased 6 percent sequentially primarily due to lower shipments that resulted from weaker demand for standard products, including high-performance analog and commodity linear products, which are sold predominantly through distribution channels. Analog revenue increased 3 percent from the year-ago period as increased shipments of high-performance analog and wireless products more than offset declines in commodity linear products. High-performance analog revenue declined 11 percent sequentially primarily reflecting inventory reduction in the distribution channel, and grew 6 percent from the year-ago quarter. For the year, analog revenue increased 28 percent primarily due to growth in demand for high-performance analog products and wireless products. High-performance analog revenue for the year grew 40 percent. In 2004, about 40 percent of total Semiconductor revenue came from analog.

•	DSP revenue in the fourth quarter increased 9 percent sequentially and 24 percent compared with the year-ago quarter due to higher shipments that resulted from stronger demand for wireless products. For the year, DSP revenue increased 35 percent primarily due to demand for wireless products, as well as catalog and broadband products. In 2004, about 35 percent of total Semiconductor revenue came from DSP.

•	TI’s remaining Semiconductor revenue in the fourth quarter declined by 2 percent sequentially due to declines in commodity standard logic and DLP product revenue, and increased 18 percent from the year-ago quarter primarily due to strong demand for DLP products. For the year, remaining Semiconductor revenue increased 30 percent primarily due to demand for DLP products.

•	Results for TI Semiconductor products sold into key end equipments were as follows:

•	Wireless revenue in the fourth quarter increased 12 percent sequentially and 28 percent from the year-ago quarter primarily due to higher shipments of products sold into 3G cell phones. For the year, wireless revenue grew 40 percent primarily due to more than 40 percent growth in 2.5G products and almost 300 percent growth in 3G products. In 2004, about 35 percent of total Semiconductor revenue came from the wireless market.

•	Broadband communications revenue, which includes DSL and cable modems, voice over Internet protocol (VoIP) and wireless LAN (WLAN), grew 7 percent sequentially primarily due to higher demand for DSL products. Compared with the year-ago period, broadband revenue increased 26 percent due to a combination of growth in cable modem products, VoIP products and DSL products. For the year, broadband communications revenue grew 46 percent due to growth in all product areas. In 2004, about 5 percent of total Semiconductor revenue came from the broadband communications market.

•	Semiconductor orders in the fourth quarter of $2592 million were about even sequentially and declined 6 percent compared with the year-ago quarter. For the year, orders increased 22 percent to $10,788 million due to broad-based demand.

2004 Semiconductor Highlights

In wireless:

•	TI began sampling in December a single-chip cell-phone solution targeted at the mass market for voice-centric cell phones. Utilizing TI’s innovative Digital RF technology combined with its 90-nm CMOS manufacturing process, the new chip integrates the GPRS digital baseband, digital RF, SRAM, logic, power management and analog functions. Nokia plans to use the chip initially to address entry-level cell-phone models in high-growth markets such as China and India.

•	TI and NTT DoCoMo, Inc. announced plans to jointly develop an integrated UMTS digital baseband and applications processor for use in 3G cell-phone markets worldwide. The product will be based on TI’s next-generation OMAP™ 2 application processor.

•	TI began sampling OMAP 2 processors for 2.5G and 3G cell phones. This next-generation OMAP product family will enable cell phones with features such as digital video camcorders, Dolby Digital™-quality sound, interactive 3D gaming, DVD-quality video, 4+ megapixel cameras, television reception and more.

In DLP technology:

•	Thomson began shipping two new super-thin HDTV models based on DLP technology. Just 6.85 inches deep, the new RCA Scenium Profiles HDTVs come in 50-inch and 61-inch screens.

In analog:

•	TI introduced Impedance Track technology for “gas-gauge” chipsets, a new technology that calculates the remaining power in lithium-based battery packs with up to 99 percent accuracy throughout a battery’s total life cycle. A digital still camera, for example, could use this technology to display the number of pictures that can be taken with the remaining battery power.

In DSP:

•	TI announced volume production of 1 GHz DSPs, the world’s first DSPs manufactured on a 90-nm process technology. Already shipping to more than 70 customers, these chips enable developers to pursue innovative applications such as self-navigating vehicles, complex vision systems and portable medical imaging equipment.

In manufacturing:

•	TI broke ground on a new semiconductor manufacturing complex in Texas. The new facility will build some of the world’s most advanced semiconductor designs on 300-millimeter wafers with TI’s next-generation 65-nm process technology. TI plans to construct the building and infrastructure ahead of market demand, followed by stages of equipment installation as demand increases.

Sensors & Controls

•	Sensors & Controls revenue in the fourth quarter of $277 million was about even sequentially. Compared with the year-ago quarter, revenue increased 10 percent due to higher shipments across a broad range of products sold into the automotive and industrial markets. For the year, revenue was a record $1127 million, up 12 percent due to broad-based demand.

•	Gross profit in the fourth quarter was $99 million, or 35.7 percent of revenue, a decrease of $3 million sequentially primarily due to start-up expenses for new products. Compared with the year-ago quarter, gross profit increased by $4 million due to higher revenue. For the year, gross profit was $423 million, or 37.5 percent of revenue, an increase of $50 million due to higher revenue.

•	Operating profit in the fourth quarter was $62 million, or 22.5 percent of revenue, a decrease of $4 million sequentially due to lower gross profit and a decrease of $2 million from the year-ago quarter due to increased R&D investments. For the year, operating profit was a record $281 million, or 24.9 percent of revenue, an increase of $30 million due to higher gross profit.

Educational & Productivity Solutions (E&PS)

•	E&PS revenue in the fourth quarter was $80 million, down 58 percent sequentially due to the seasonal decline in product demand, primarily for graphing calculators, associated with the end of the back-to-school sales season. Compared with the year-ago quarter, revenue increased 5 percent due to higher demand for scientific and business calculators. For the year, revenue was a record $518 million, up 7 percent primarily due to higher demand for new graphing calculator products.

•	Gross profit in the fourth quarter was $42 million, or 52.8 percent of revenue, a decrease of $72 million sequentially due to seasonally lower revenue. Compared with the year-ago quarter, gross profit increased $5 million primarily due to higher revenue, as well as product cost reductions. For the year, gross profit of $292 million, or 56.4 percent of revenue, increased $25 million primarily due to higher revenue.

•	Operating profit in the fourth quarter was $16 million, or 20.5 percent of revenue, a decrease of $67 million sequentially due to seasonally lower gross profit. Compared with the year-ago quarter, operating profit increased $5 million due to higher gross profit. For the year, operating profit was a record $176 million, or 34.0 percent of revenue, an increase of $19 million due to higher gross profit.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets, such as telecommunications and computers;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	Losses or curtailments of purchases from key customers;

•	The timing and amount of distributor and other customer inventory adjustments;

•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•	Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;

•	Availability and cost of raw materials and critical manufacturing equipment;

•	Changes in the tax rate applicable to TI as a result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	TI’s ability to recruit and retain skilled personnel; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:

OMAP

Digital Light Processing

DLP

Other trademarks are the property of their respective owners.